Exhibit 99.1

January 7, 2004

National Financial Partners Announces Acquisitions

NEW YORK, NY—National Financial Partners Corp. (NYSE: NFP) today announced that it has acquired three firms and signed a definitive agreement to acquire a fourth. Three of the firms operate in the corporate benefits marketplace and closed effective January 1, 2004. The fourth firm services the high net worth life insurance marketplace and is expected to close on February 2, 2004.

“These firms and their outstanding management teams are excellent additions to the NFP family of companies,” said Jessica Bibliowicz, Chairman and Chief Executive Officer. “They exemplify our ongoing commitment to the growth and diversification of our business through the acquisition of high-performing, quality firms run by entrepreneurs who are focused on client service and continued business performance.”

The four firms in aggregate generated approximately $45 million in revenue in 2003. NFP agreed to pay the acquisition consideration in a combination of cash and common stock. The payments included $27.9 million in cash and the anticipated issuance of approximately 673,000 shares of common stock. These transactions are consistent with the structure and economics of NFP’s prior acquisitions. The four firms represent acquired base earnings of $8.35 million. The term base earnings represents the cumulative preferred portion of the pre-tax earnings before owners’ compensation of acquired firms that NFP capitalizes at the time of acquisition.

Ms. Bibliowicz added, “We continue to be very impressed with the quality of the firms and principals who recognize the value of being part of the NFP team, and our acquisition pipeline remains strong. We’re well on track to achieve our acquisition budget for 2004.”

About National Financial Partners Corp.

Founded in 1998, NFP is a leading independent distributor of financial services products to high net worth individuals and small to medium-size corporations. NFP is headquartered in New York and operates a national distribution network with over 1,300 producers in 40 states and Puerto Rico consisting of over 130 owned firms and over 175 affiliated third-party distributors.

This press release of National Financial Partners Corp. contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that statements relating to NFP’s operations are based on management’s current expectations, estimates and projections. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect expectations, please see NFP’s filings with the Securities and Exchange Commission, including its registration statement on Form S-1. Unless legally required, NFP undertakes no obligation to revise or update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: National Financial Partners Corp.

Contacts:

Investor Relations:	Media Relations:
John Nadel	Elliot Holtz
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4084	212-301-4060